Press Release	Contacts:
www.aig.com	Andrew Johnson (AIG Media): andrew.r.johnson@aig.com
Quentin McMillan (AIG Investors): quentin.mcmillan@aig.com

AIG Completes Its Planned CEO Transition Plan

Eric Andersen to Become Chief Executive Officer of AIG and join the
Board of Directors on June 1st

Peter Zaffino To Become Executive Chair of the AIG Board of Directors

NEW YORK – April 27, 2026 – The AIG Board of Directors announced today that effective June 1, 2026, Eric Andersen will become President and Chief Executive Officer of AIG and join the AIG Board of Directors and Peter Zaffino will become Executive Chair of the AIG Board of Directors, marking the successful conclusion of the company’s previously announced leadership transition plan.

“I want to express my appreciation and gratitude to Peter Zaffino for his tremendous leadership, tireless commitment and contributions in transforming AIG and restoring the Company to its market leadership position,” said Mr. Andersen. “I am honored to serve as AIG’s next Chief Executive Officer and want to thank Peter and the AIG Board of Directors for the opportunity to lead this iconic company. Since joining AIG in February as President and CEO-Elect, I have had the opportunity to engage with our valued clients and stakeholders around the world. These conversations have further reinforced my excitement in working alongside our talented colleagues to build on AIG’s strong momentum and deliver on the strategic priorities the Company announced at our 2025 Investor Day.”

Mr. Zaffino, Chairman and CEO, AIG, said, “Serving as Chairman and CEO of AIG has been an immense privilege, and I am very proud of the many milestones we achieved as a company during that period. I am incredibly grateful for the dedication and teamwork of our world-class colleagues, whose deep technical expertise, ingenuity and commitment to excellence have positioned AIG as an industry leader recognized globally for its strategic, financial and operational strength. These accomplishments would not have been possible without the tremendous partnership and support of the AIG Board of Directors, to whom I want to again express my gratitude. In my new role as Executive Chair, I look forward to continuing to work with the AIG Board of Directors and Eric to advance AIG’s strategy in the future.”

Mr. Zaffino continued, “I want to congratulate Eric as he becomes CEO of AIG on June 1st. I am very confident that Eric’s extensive insurance expertise, significant industry relationships and strong focus on growth will serve AIG exceptionally well as the Company continues to execute against its strategic priorities.”

John Rice, Lead Independent Director, AIG Board of Directors, added, “On behalf of the AIG Board of Directors, I want to express my deepest appreciation to Peter Zaffino for his extraordinary leadership of AIG. During Peter’s tenure, AIG completed an unprecedented transformation and is now recognized once again as a leading global company with tremendous momentum and future opportunities. Since joining AIG In February, Eric has immersed himself in the Company’s business and operations, and he is well prepared to assume the role of CEO. The Board and I look forward to continuing to work with Peter in his role as Executive Chair and partnering with Eric in his new role as CEO as he leads AIG into a new era of growth and innovation.”

Mr. Zaffino and Mr. Andersen will provide further commentary on the CEO transition during AIG’s first quarter 2026 earnings conference call this Friday, May 1, 2026, at 8:30 a.m. ET. The live, listen-only webcast is open to the public and can be accessed in the Investors section of https://www.aig.com. A replay will be available after the call at the same location.

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About AIG
American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.